EXHIBIT 1.01

Conflict Minerals Report of The Kroger Co.

 For the calendar-year reporting period ended December 31, 2014

This is the Conflict Minerals Report (“Report”) of The Kroger Co. (“Kroger” or “we”) for calendar year 2014 in accordance with Section 13(p) of the Securities Exchange Act of 1934, as amended, and Rule 13p-1 and Form SD thereunder (collectively, the “Rule”).  Please refer to the text of the Rule and the release of the SEC adopting the Rule, SEC Release No. 34-67716, for definitions of the terms used in this Report, unless otherwise defined herein.

In accordance with the Rule, Kroger undertook a good faith reasonable country of origin inquiry and performed due diligence with respect to those Conflict Minerals contained in products that we either manufactured or contracted with non-affiliated third parties to manufacture, which we believe are necessary to the functionality or production of those products (“necessary Conflict Minerals”). As part of these processes, which overlap to some extent, we began by reviewing the private label products manufactured by us or contracted by us to be manufactured by non-affiliated third parties during the reporting period that might or do contain one or more necessary Conflict Minerals (the “Covered Products”).  The Covered Products are items in the following categories: jewelry, indoor home décor and lighting, and outdoor yard décor. We further assumed that the Conflict Minerals contained in those products are or may be necessary to the functionality or production of the products. As a company that primarily contracts with others to manufacture products that contain Conflict Minerals, Kroger is several levels removed from both the actual mining, and subsequent processing by smelters or refiners, of Conflict Minerals. Kroger does not make purchases of raw ore or unrefined Conflict Minerals and makes no purchases in the Democratic Republic of Congo or an adjoining country (collectively, the “Covered Countries”). Given the complexity of our supply chain, we necessarily have to rely on our direct suppliers for information regarding the origination of Conflict Minerals.

This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides a temporary accommodation for the first two years following November 13, 2012.

Our Conflict Minerals compliance program in effect during 2014 was designed to follow the supplier engagement framework adopted by the Organisation for Economic Co-Operation and Development in their Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, and the accompanying Supplements for the “3T’s” (tin, tungsten and tantalum) and gold (“OECD Due Diligence Guidance”). Our reasonable country of origin inquiry utilized the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative’s Conflict Minerals Reporting Template (the “EICC/GeSI Template”) to survey our first-tier suppliers. The template was designed by EICC and GeSI, under the auspices of the OECD Due Diligence Guidance as part of their joint Conflict-Free Sourcing Initiative, to facilitate disclosure and communication of information regarding the supply chain of a downstream company like Kroger.

We adopted the Kroger Conflict Minerals Policy, which is publicly available on our website at www.thekrogerco.com/vendors-suppliers. The policy sets forth Kroger’s expectations that our third party suppliers will actively support our compliance efforts by: (1) sourcing Conflict Minerals only from facilities located outside of the Covered Countries or that have been identified via audit by an independent third party as “conflict free” if mined or processed in the Covered Countries; (2) completing the EICC/GeSI Template; (3) making available information on its due diligence used in determining the source of any conflict minerals upon Kroger’s request; and (4) developing policies, due diligence frameworks, and management systems that are consistent with our policy.

As previously stated, we undertook a review to identify the Covered Products. We then identified 301 direct suppliers of the Covered Products and sent each supplier a survey. The survey included the

EICC/GeSI Template and contained questions regarding (1) the origin of any Conflict Minerals provided by the supplier, (2) the supplier’s due diligence regarding the source of any Conflict Minerals, (3) the supplier’s conflict-free policy, if any, (4) the supplier’s engagement with its direct suppliers, and (5) the smelters or refiners used by the supplier and its suppliers.  Based on the survey responses we have received to date, as detailed below, we have seen no indication that any of the suppliers responding to our survey are sourcing or have sourced Conflict Minerals from any of the Covered Countries.

We sent out frequent reminders to each non-responsive supplier requesting that they complete the survey. For suppliers that continued to be non-responsive, Kroger personnel followed up directly requesting their participation in the survey. Kroger personnel reviewed the survey responses for completeness and to determine whether any red flags were present, in accordance with our Conflict Minerals Policy, and followed up with the suppliers to clarify responses.

Based on information provided by the suppliers, the Covered Products that may contain gold or tin are jewelry and home décor and the Covered Products that may contain tungsten are jewelry, lighting and outdoor yard décor items. The responses included varying degrees of information regarding the names and locations of smelters or refiners used by the suppliers. Annex I sets forth the smelters and refiners identified by our suppliers thus far, including the country of origin, the applicable Conflict Mineral and the product category.

Based on our due diligence efforts, Kroger does not have sufficient information to conclusively determine the countries of origin of all of the necessary Conflict Minerals contained in the Covered Products, or whether these necessary Conflict Minerals were derived from recycled or scrap sources. Nor have we been able to identify the mine or location of origin.

Kroger intends to continue to implement steps to improve both the quality and amount of the information gathered from our suppliers through the reasonable country of origin inquiry and due diligence processes to further mitigate the risk that any necessary Conflict Minerals benefit or finance armed groups in any of the Covered Countries.  These steps include, but are not limited to, the following:

•                  Engage with suppliers that provided incomplete responses or that did not provide responses for 2014 to help ensure that they provide the requested information for 2015;

•                  Continue to engage with existing and new suppliers to educate them about the Rule and Kroger’s Conflict Minerals Policy and to ensure compliance;

•                  Continue to streamline internal compliance and risk management procedures to, among other things, address vendor non-responsiveness and non-compliance;

•                  Contact the smelters and refiners identified as a result of the supply-chain survey and request their participation in a program such as the EICC/GeSI Conflict Free Smelter Program to obtain a “compliant” designation if such facilities do not appear on the EICC/GeSI or other industry organizations’ lists of “compliant” smelters or refiners (e.g., the London Bullion Market Association, the Responsible Jewelry Council, etc.); and

•                  Where we become aware of a supplier that is not complying with our Conflict Minerals Policy, we will engage with that supplier to find a remedy and, if necessary, find an alternative source of the applicable Conflict Minerals.

ANNEX I

Product Category	Metal	Smelter or Refiner	Country
Jewelry	Gold	Argor-Heraeus SA	Switzerland
Jewelry	Gold	Heraeus Ltd. Hong Kong	China
Jewelry	Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Jewelry	Gold	Johnson Matthey Inc.	U.S.
Jewelry	Gold	Johnson Matthey Limited	Canada
Jewelry	Gold	Kahan Jewelry Corp.	U.S.
Jewelry	Gold	Metalor Group refining division	U.S.
Jewelry	Gold	Metalor Technologies (Hong Kong) Ltd.	China
Jewelry	Gold	Metalor Technologies SA	Switzerland
Jewelry	Gold	Metalor USA Refining Corporation	U.S.
Jewelry	Gold	MMTC-PAMP India Pvt., Ltd.	India
Jewelry	Gold	Ohio Precious Metals, LLC	U.S.
Jewelry	Gold	Rand Refinery (Pty) Ltd.	South Africa
Jewelry	Gold	Republic Metals Corporation	U.S.
Jewelry	Gold	Reserve Bank of India (Bank of India & Union Bank of India)	India
Jewelry	Gold	Royal Canadian Mint	Canada
Jewelry	Gold	So Accurate Group, Inc.	U.S.
Jewelry	Gold	T.C.A S.p.A	Italy
Jewelry	Gold	Tokuriki Honten Co., Ltd.	Japan
Jewelry	Gold	Umicore Brasil Ltda.	Brazil
Jewelry	Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Jewelry	Gold	United Precious Metal Refining, Inc.	U.S.
Jewelry	Gold	Valcambi SA	Switzerland
Jewelry	Gold	Western Australian Mint trading as The Perth Mint	Australia
Jewelry	Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Jewelry	Tungsten	Ganzhou Jiagwu Ferrotungsten, Co, Ltd	China
Home Décor	Gold	Jiangxi Copper Company Limited	China
Home Décor	Tin	China Tin Group Co., Ltd.	China
Home Décor	Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Home Décor	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Home Décor	Tin	Linwu Xianggui Ore Smelting Co., Ltd.	China
Home Décor	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Home Décor	Tin	Yunnan Tin Group (Holding) Company Limited	China